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As filed with the Securities and Exchange Commission on December 5, 2006

Registration No. 333-129768

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AEGEAN MARINE PETROLEUM NETWORK INC.
(Exact name of Registrant as specified in its charter)

Marshall Islands (State or other jurisdiction of incorporation or organization)	5172 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
42 Hatzikyriakou Avenue Piraeus 185 38 Athens Greece 011 30 210 458-6200 (Address and telephone number of Registrant's principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)	Thomas E. Molner, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of Americas New York, New York 10036 (212) 715-9100 (telephone number) (212) 715-8000 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 4 to the registration statement of Aegean Marine Petroleum Network Inc. ("Amendment No. 4") does not relate to our preliminary prospectus which is not amended hereby. As such, this Amendment No. 4 does not include a copy of our preliminary prospectus. This Amendment No. 4 is being filed solely for the purpose of submitting certain exhibits.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

        The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Registrant and Section 60 of the Associations Law of the Republic of the Marshall Islands provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant. Section 60 provides as follows:

        Indemnification of directors and officers.

  (1)
  Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

  (2)
  Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys; fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (3)
  When a director or officer is successful.    To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (4)
  Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

  (5)
  Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (6)
  Insurance.    A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

        In addition to the items (1) through (3) and (5) through (6) above, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Registrant provide that any indemnification (unless ordered by a court having proper jurisdiction) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

        The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant. Furthermore, the indemnification and advancement of expenses, under the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws also provide that no director or officer of the Registrant shall be personally liable to the Registrant or to any of its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for (i) any breach of the director's or the officer's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any transaction from which the director or officer derived an improper personal benefit.

Item 7. Recent Sales of Unregistered Securities.

        On June 8, 2005, the Registrant issued 1,000 common shares with a $0.01 par value per share to its sole shareholder, Leveret International Inc., for an aggregate consideration of $1,000, in connection with our initial capitalization. This issuance was exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act, as transaction by an issuer not involving a public offering. There were no underwriters involved in connection with the sale of the above securities.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of Aegean Marine Petroleum Network Inc.*
3.2	Amended and Restated Bylaws of Aegean Marine Petroleum Network Inc.*
4.1	Form of common share certificate of Aegean Marine Petroleum Network Inc.*
5.1	Opinion of Reeder & Simpson P.C. as to the validity of the shares*
8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters*
8.2	Opinion of Reeder & Simpson P.C. with respect to certain Marshall Islands tax matters*
10.1	Form of Registration Rights Agreement*
10.2	Form of 2006 Stock Incentive Plan*
10.3	Form of shipbuilding contract for construction of one 3,500 dwt product oil tanker with Fujian Southeast Shipyard, as amended*
10.4	Form of contract for design, building supervision, representation, procurement of machines and supplies, and turn-key delivery of a 3,500 dwt product tanker with IOTA Corporation*
10.5	Option Agreement, dated March 31, 2005, by and between Aegean Bunkering Services Inc. and Fujian Southeast Shipyard, as amended*
10.6	Form of shipbuilding contract for the design, construction, sale and purchase of a 2,400 dwt double hull product oil tanker with ro-ro facility with Severnav S.A.*
10.7	Option Agreement, dated June 3, 2005, by and between Aegean Bunkering Services Inc. and Severnav S.A.*
10.8	Marine Fuel Supply Service Agreement, dated April 1, 2005, by and between Aegean Marine Petroleum S.A. and Aegean Oil S.A.*
10.9	Form of License Agreement by and between Aegean Oil S.A. and Aegean Marine Petroleum Network Inc.*
10.10	Amendment Agreement, dated September 19, 2006, by and between Aegean Marine Petroleum S.A., as Borrower, and The Royal Bank of Scotland plc, as Lender*
10.11	Short Term Financing Agreement, dated June 6, 2005, by and among Leveret International Inc., as Lender, and certain borrowers listed therein, as amended*
10.12	Short Term Financing Agreement, dated June 10, 2005, by and among Leveret International Inc., as Lender, and Aegean Investments S.A., as Borrower, as amended*
10.13	Short Term Financing Agreement, dated July 1, 2005, by and among Leveret International Inc., as Lender, and Aegean Marine Petroleum S.A., as Borrower*
10.14
Loan Agreement, dated August 30, 2005, by and among Aegean Baltic Bank S.A. and HSH Nordbank AG, as Lenders, and Kithnos Maritime, Inc., Naxos Maritime Inc., Paros Maritime Inc. and Serifos Maritime Inc., as Borrowers*
10.15	Credit Facility dated October 3, 2005 by and between Royal Bank of Scotland plc, as Lender, and Aegean Marine Petroleum Network Inc., as Borrower*

10.16	Short Term Financing Agreement, dated October 7, 2005, by and among Leveret International Inc., as Lender, and Baltic Navigation Company, as Borrower*
10.17	Short Term Financing Agreement, dated October 10, 2005, by and among Leveret International Inc., as Lender, and Milos Maritime Inc. and Serifos Maritime Inc., as Borrowers*
10.18	Form of shipbuilding contract for construction of one 5,500 dwt product oil tanker with Qingdao Hyundai Shipbuilding Co. Ltd., as amended*
10.19	Form of contract for design, building supervision, representation, procurement of machines and supplies, and turn-key delivery of a 5,500 dwt product tanker with IOTA Corporation*
10.20	Option Agreement, dated January 13, 2006, by and between Aegean Bunkering Services Inc. and Qingdao Hyundai Shipbuilding Co. Ltd., as amended*
10.21	Short Term Financing Agreement, dated December 25, 2005, by and among Leveret International Inc., as Lender, and certain borrowers listed therein, as amended*
10.22	Short Term Financing Agreement, dated December 12, 2005, by and among Leveret International Inc., as Lender, and certain borrowers listed therein, as amended*
10.23	Short Term Financing Agreement, dated December 13, 2005, by and between Leveret International Inc., as Lender, and Mare Vision S.A., as Borrower*
10.24	Short Term Financing Agreement, dated December 19, 2005, by and between Leveret International Inc., as Lender, and Carnaby Navigation Inc., as Borrower*
10.25	Short Term Financing Agreement, dated February 10, 2006, by and among Leveret International Inc., as Lender, and Baltic Navigation Company, as Borrower*
10.26	Short Term Financing Agreement, dated March 23, 2006, by and between Leveret International Inc., as Lender, and Aegean Bunkering Services Inc., as Borrower*
10.27	Short Term Financing Agreement, dated July 25, 2006, by and between Leveret International Inc., as Lender, and Aegean Marine Petroleum S.A., as Borrower*
10.28	Financial Agreement, dated October 26, 2005, by and among Aegean Baltic Bank S.A. and HSH Nordbank AG, as Lenders, and Dynamic Corp. and Sea Global S.A., as Borrowers*
10.29
Loan Agreement, dated February 10, 2006, by and among The Royal Bank of Scotland plc, as Lender, and Amorgos Maritime Inc., Kimolos Maritime Inc., Milos Maritime Inc., Mykonos Maritime Inc. and Syros Maritime Inc., as Borrowers*
10.30	Framework Agreement, dated July 19, 2006, by and between Leveret International Inc. and AMPNInvest LLC, as amended*
10.31	Form of shipbuilding contract for construction of one 5,500 dwt product oil tanker with Oingdao Hyundai Shipbuilding Co. Ltd.*
10.32	Loan Agreement, dated October 27, 2006, by and among National Bank of Greece S.A., as Lender and Tasman Seaways Inc. and Santon Limited as Borrowers*
10.33	Loan Agreement, dated October 25, 2006, by and among Aegean Baltic Bank S.A. and HSH Nordbank AG, as Lenders, and Eton Marine Ltd., Benmore Services S.A. and Ingram Enterprises Co., as Borrowers*

10.34
Loan Agreement, dated October 30, 2006, by and among Aegean Baltic Bank S.A. and HSH Nordbank AG, as Lenders, and Kerkyra Marine S.A., Ithaki Marine S.A., Cephallonia Marine S.A., Paxoi Marine S.A., Zakynthos Marine S.A., Letkas Marine S.A. and Kythira Marine S.A., as Borrowers*
10.35	Commitment Letter, dated September 11, 2006, from The Royal Bank of Scotland plc, as amended*
10.36	Form of Facility Agreement for a Term Loan, Overdraft and Guarantee Facility to Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A. provided by The Royal Bank of Scotland plc
21.1	List of Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Industry Data Provider*
23.3	Consent of Reeder & Simpson P.C. (included in its opinion filed as Exhibit 5.1)*
23.4	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)*
23.5	Consent of Peter C. Georgiopoulos*
23.6	Consent of John Hatab*
23.7	Consent of Yannis N. Papanicolaou*
23.8	Consent of Abel L. Rasterhoff*
23.9	Consent of John P. Tavlarios*
23.10	Consent of Apostolis Tsitsirakis*
24.1	Powers of Attorney*

*
Previously filed.

Item 9. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of December 2006.

AEGEAN MARINE PETROLEUM NETWORK INC.
By:	/s/ DIMITRIS MELISANIDIS Name: Dimitris Melisanidis Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 5, 2006 in the capacities indicated.

Signature	Title

/s/ DIMITRIS MELISANIDIS Dimitris Melisanidis	President and Chief Executive Officer (Principal Executive Officer)
/s/ ZIAD NAKHLEH Ziad Nakhleh	Director, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ SPYRIDON FOKAS Spyridon Fokas	Director, General Counsel and Corporate Secretary
/s/ GREGORY ROBOLAKIS Gregory Robolakis	Director, Chief Operating Officer and Sales and Marketing Director

Authorized Representative

        Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on December 5, 2006.

PUGLISI & ASSOCIATES
/s/ DONALD PUGLISI Authorized Representative

List of Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of Aegean Marine Petroleum Network Inc.*
3.2	Amended and Restated Bylaws of Aegean Marine Petroleum Network Inc.*
4.1	Form of common share certificate of Aegean Marine Petroleum Network Inc.*
5.1	Opinion of Reeder & Simpson P.C. as to the validity of the shares*
8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters*
8.2	Opinion of Reeder & Simpson P.C. with respect to certain Marshall Islands tax matters*
10.1	Form of Registration Rights Agreement*
10.2	Form of 2006 Stock Incentive Plan*
10.3	Form of shipbuilding contract for construction of one 3,500 dwt product oil tanker with Fujian Southeast Shipyard, as amended*
10.4	Form of contract for design, building supervision, representation, procurement of machines and supplies, and turn-key delivery of a 3,500 dwt product tanker with IOTA Corporation*
10.5	Option Agreement, dated March 31, 2005, by and between Aegean Bunkering Services Inc. and Fujian Southeast Shipyard, as amended*
10.6	Form of shipbuilding contract for the design, construction, sale and purchase of a 2,400 dwt double hull product oil tanker with ro-ro facility with Severnav S.A.*
10.7	Option Agreement, dated June 3, 2005, by and between Aegean Bunkering Services Inc. and Severnav S.A.*
10.8	Marine Fuel Supply Service Agreement, dated April 1, 2005, by and between Aegean Marine Petroleum S.A. and Aegean Oil S.A.*
10.9	Form of License Agreement by and between Aegean Oil S.A. and Aegean Marine Petroleum Network Inc.*
10.10	Amendment Agreement, dated September 19, 2006, by and between Aegean Marine Petroleum S.A., as Borrower, and The Royal Bank of Scotland plc, as Lender*
10.11	Short Term Financing Agreement, dated June 6, 2005, by and among Leveret International Inc., as Lender, and certain borrowers listed therein, as amended*
10.12	Short Term Financing Agreement, dated June 10, 2005, by and among Leveret International Inc., as Lender, and Aegean Investments S.A., as Borrower, as amended*
10.13	Short Term Financing Agreement, dated July 1, 2005, by and among Leveret International Inc., as Lender, and Aegean Marine Petroleum S.A., as Borrower*
10.14
Loan Agreement, dated August 30, 2005, by and among Aegean Baltic Bank S.A. and HSH Nordbank AG, as Lenders, and Kithnos Maritime, Inc., Naxos Maritime Inc., Paros Maritime Inc. and Serifos Maritime Inc., as Borrowers*
10.15	Credit Facility dated October 3, 2005 by and between Royal Bank of Scotland plc, as Lender, and Aegean Marine Petroleum Network Inc., as Borrower*

10.16	Short Term Financing Agreement, dated October 7, 2005, by and among Leveret International Inc., as Lender, and Baltic Navigation Company, as Borrower*
10.17	Short Term Financing Agreement, dated October 10, 2005, by and among Leveret International Inc., as Lender, and Milos Maritime Inc. and Serifos Maritime Inc., as Borrowers*
10.18	Form of shipbuilding contract for construction of one 5,500 dwt product oil tanker with Qingdao Hyundai Shipbuilding Co. Ltd., as amended*
10.19	Form of contract for design, building supervision, representation, procurement of machines and supplies, and turn-key delivery of a 5,500 dwt product tanker with IOTA Corporation*
10.20	Option Agreement, dated January 13, 2006, by and between Aegean Bunkering Services Inc. and Qingdao Hyundai Shipbuilding Co. Ltd., as amended*
10.21	Short Term Financing Agreement, dated November 25, 2005, by and among Leveret International Inc., as Lender, and certain borrowers listed therein, as amended*
10.22	Short Term Financing Agreement, dated December 12, 2005, by and among Leveret International Inc., as Lender, and certain borrowers listed therein, as amended*
10.23	Short Term Financing Agreement, dated December 13, 2005, by and between Leveret International Inc., as Lender, and Mare Vision S.A., as Borrower*
10.24	Short Term Financing Agreement, dated December 19, 2005, by and between Leveret International Inc., as Lender, and Carnaby Navigation Inc., as Borrower*
10.25	Short Term Financing Agreement, dated February 10, 2006, by and among Leveret International Inc., as Lender, and Baltic Navigation Company, as Borrower*
10.26	Short Term Financing Agreement, dated March 23, 2006, by and between Leveret International Inc., as Lender, and Aegean Bunkering Services Inc., as Borrower*
10.27	Short Term Financing Agreement, dated July 25, 2006, by and between Leveret International Inc., as Lender, and Aegean Marine Petroleum S.A., as Borrower*
10.28	Financial Agreement, dated October 26, 2005, by and among Aegean Baltic Bank S.A. and HSH Nordbank AG, as Lenders, and Dynamic Corp. and Sea Global S.A., as Borrowers*
10.29
Loan Agreement, dated February 10, 2006, by and among The Royal Bank of Scotland plc, as Lender, and Amorgos Maritime Inc., Kimolos Maritime Inc., Milos Maritime Inc., Mykonos Maritime Inc. and Syros Maritime Inc., as Borrowers*
10.30	Framework Agreement, dated July 19, 2006, by and between Leveret International Inc. and AMPNInvest LLC, as amended*
10.31	Form of shipbuilding contract for construction of one 5,500 dwt product oil tanker with Oingdao Hyundai Shipbuilding Co. Ltd.*
10.32	Loan Agreement, dated October 27, 2006, by and among National Bank of Greece S.A., as Lender, and Tasman Seaways Inc. and Santon Limited, as Borrowers*
10.33	Loan Agreement, dated October 25, 2006, by and among Aegean Baltic Bank S.A. and HSH Nordbank AG, as Lenders, and Eton Marine Ltd., Benmore Services S.A. and Ingram Enterprises Co., as Borrowers*

10.34
Loan Agreement, dated October 30, 2006, by and among Aegean Baltic Bank S.A. and HSH Nordbank AG, as Lenders and Kerkyra Marine S.A., Ithaki Marine S.A., Cephallonia Marine S.A., Paxoi Marine S.A., Zakynthos Marine S.A., Lefkas Marine S.A. and Kythira Marine S.A., as Borrowers*
10.35	Commitment Letter, dated September 11, 2006, from The Royal Bank of Scotland plc, as amended*
10.36	Form of Facility Agreement for a Term Loan, Overdraft and Guarantee Facility to Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A. provided by The Royal Bank of Scotland plc
21.1	List of Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Industry Data Provider*
23.3	Consent of Reeder & Simpson P.C. (included in its opinion filed as Exhibit 5.1)*
23.4	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)*
23.5	Consent of Peter C. Georgiopoulos*
23.6	Consent of John Hatab*
23.7	Consent of Yannis N. Papanicolaou*
23.8	Consent of Abel L. Rasterhoff*
23.9	Consent of John P. Tavlarios*
23.10	Consent of Apostolis Tsitsirakis*
24.1	Powers of Attorney*

*
Previously filed.

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
EXPLANATORY NOTE
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
List of Exhibits